Exhibit 4(a)

                           TERMINATION OF
                 1992 CREDIT FACILITY LOAN AGREEMENT

     TERMINATION AGREEMENT made this 2 day of July, 1997 between Sondra Jacoby and William E. Setzler, as Executors of the Estate of William E. Leistner, c/o Rosen & Reade, LLP, 757 Third Avenue, New York, New York 10017 (the "Leistner Estate"), on behalf of the Phoenix Chemical Company/Fairmount Fund (the "Fairmount Fund"), and Fairmount Chemical Co., Inc., with offices at 117 Blanchard Street, Newark, New Jersey 07105 ("Fairmount").

                               WITNESSETH:

     WHEREAS, the Fairmount Fund entered into an agreement entitled "1992 Credit Facility Loan Agreement" dated as of March 20, 1992 (the "Credit Facility") with Fairmount and William E. Leistner ("Leistner") pursuant to which the Fairmount Fund agreed to make available to Fairmount, under certain terms and conditions, a credit facility in an amount not to exceed $2,494,000;

     WHEREAS, Leistner contributed 60% of the Fairmount Fund and the Estate of Olga H. Knoepke (the "Knoepke Estate"), pursuant to a commitment incurred by Olga H. Knoepke prior to her death on October 27, 1991, contributed 40% of the Fairmount Fund;

     WHEREAS, pursuant to an agreement dated March 20, 1992, between Leistner and the Knoepke Estate (the "Side Agreement"), it was agreed that Leistner would have full authority to execute, deliver and perform the Credit Facility, and to take other actions, without the consent of the Knoepke Estate, for and on behalf of the Fairmount Fund;

     WHEREAS, the Side Agreement further provides that upon the Fairmount Fund's receipt of any repayments of principal and/or interest from Fairmount, Leistner would cause the Fairmount Fund to pay 40% of such proceeds to the Knoepke Estate and 60% of such proceeds to Leistner;

     WHEREAS, Leistner died on September 19, 1993 and his estate (the "Leistner Estate") succeeded to his interest in 60% of the Fairmount Fund;

     WHEREAS, the Knoepke Estate has been fully distributed and Glen da Mota, Lynn da Mota and the da Mota Family Partnership (collectively, the "Knoepke Beneficiaries") have succeeded to the 40% interest of the Knoepke Estate in the Fairmount Fund;

     WHEREAS, the principal amount presently outstanding under the Credit Facility is $1,080,000 (the "Principal Amount");

     WHEREAS, the Executors of the Leistner Estate and Fairmount desire to terminate the Credit Facility;

     WHEREAS, the date on which the Principal Amount is due and payable to the Fairmount Fund was extended until April 1, 1998;

     WHEREAS, the parties hereto desire to further extend until January 1, 2005, the date on which the Principal Amount is due and payable by Fairmount and, accordingly, to increase the rate of interest payable by Fairmount with respect to the Principal Amount;

     WHEREAS, Fairmount presently owes to the Leistner Estate $491,600 (the "Leistner Debt") which, pursuant to the terms of the Credit
Facility and the Side Agreement, is subordinate in right of payment to the Principal Amount and the interest thereon;

     WHEREAS, the date on which the Leistner Debt is due and payable by Fairmount to the Leistner Estate was extended until April 1, 1998; and

     WHEREAS, the Leistner Estate and Fairmount desire to further extend until January 1, 2005 the date on which the Leistner Debt is due and payable by Fairmount and, accordingly, to increase the rate of interest payable with respect thereto.

     NOW THEREFORE, the parties hereto agree as follows:

     1. Termination of Credit Facility. The parties agree that the Credit Facility is hereby terminated and, except as otherwise provided herein, neither Fairmount nor the Fairmount Fund shall have any further rights or obligations with respect to the other.

     2. Extension of Due Date and Increased Rate of Interest. The parties agree that the date on which the Principal Amount shall be due and payable is January 1, 2005 and that interest on the unpaid Principal Amount shall be payable monthly by Fairmount at the following rates:

     (a) Effective January 1, 1997 through December 31, 1997 - 6% per annum;

     (b) From January 1, 1998 through December 31, 1998 - 7% per annum; and

     (c) For each calendar year commencing on or after January 1, 1999, at the corporate base rate posted by Citibank, N.A. (or its successor) on the last banking day of the previous calender year.

     3. Promissory Notes. The Fairmount Fund is being terminated and dissolved and its assets distributed, pro rata, to the Leistner Estate and the Knoepke Beneficiaries. Accordingly, the Executors of the Leistner Estate hereby direct Fairmount to issue to the order of the Executors of the Leistner Estate a promissory note for $648,000, representing 60% of the Principal Amount, and to the Knoepke Beneficiaries promissory notes for an aggregate of $432,000, representing 40% of the Principal Amount, with such 40% to be in the form of three separate promissory notes as follows:

     (a)   Payable to the order of Glen da Mota             $142,560

     (b)   Payable to the order of Lynn da Mota              $64,800

     (c)   Payable to the order of the da Mota Family
           Partnership                                      $224,640

     The Executors of the Leistner Estate hereby approve the promissory notes in the form annexed hereto as Exhibits A, B, C and D, and accept such notes as full consideration for any and all obligations owed to the Fairmount Fund under the Credit Facility. Fairmount agrees to exchange and reissue the notes payable to the order of the Knoepke Beneficiaries, in different proportions, if so directed by the Executors of the Leistner Estate. The Executors of the Leistner Estate agree and acknowledge that the promissory notes referred to above supersede any and all previous notes and evidences of indebtedness with respect to the Principal Amount.

     4. Leistner Debt. The Executors of the Leistner Estate and Fairmount agree that the date on which the Leistner Debt shall be due and payable is January 1, 2005, and that the Leistner Debt shall bear interest at the rates set forth in Paragraph 2 hereof. The Executors of the Leistner Estate hereby approve the promissory note in the form annexed hereto as Exhibit E and accept such note in full consideration of all obligations of Fairmount to Leistner with respect to the Leistner Debt. The Executors of the Leistner Estate agree and acknowledge that the promissory note referred to in this Paragraph 4 supersedes any and all previous notes and evidences of indebtness with respect to the Leistner Debt.

     5. Entire Agreement: Amendments. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, whether oral or written, with respect thereto. No amendment or modification of this Agreement, including, without limitation, any relating to this Paragraph 5, shall be effective unless in writing signed by all of the parties hereto.

     6. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon all the parties hereto and their respective administrators, executors, heirs, personal representatives, successors and assigns.

     7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

                                     FAIRMOUNT FUND

                                     By: ESTATE OF WILLIAM E. LEISTNER

                                        By: /S/SONDRA JACOBY
                                               SONDRA JACOBY

                                     AND: /S/WILLIAM SETZLER
                                             WILLIAM SETZLER, EXECUTORS

                                     FAIRMOUNT CHEMICAL CO., INC.

                                     By: /S/ TODD K. WALKER
                                             TODD K. WALKER
                                             President